Exhibit 10.31.1

AMENDMENT #1 TO LEAD CONCENTRATE OFFTAKE AGREEMENT

BETWEEN

TECK METALS LTD.

AND

SILVER VALLEY METALS CORP.

Teck Reference: SVM PB O 23 1 / TR CP

June 5, 2025

THIS AMENDMENT is made effective the 5th day of June, 2025.

BETWEEN:

TECK METALS LTD., a corporation existing under the laws of Canada (“Buyer”)

- AND –

SILVER VALLEY METALS CORP., a corporation existing under the laws of Nevada (“Seller”)

WHEREAS:

A.	Seller and Buyer are party to an agreement for the sale and purchase of lead concentrate dated as of November 20, 2023 (the “Agreement”); and

B.	Seller and Buyer wish to amend the Agreement, effective the date hereof, in the manner and on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged by each of the Parties hereto, the Parties hereto agree as follows:

CLAUSE 1. OBJECT OF THIS AMENDMENT

1.1.	Section 1 of the Agreement, TERM AND TERMINATION, is deleted in its entirety and replaced with the following:

“1.	TERM AND TERMINATION

1.1	This Agreement takes effect on the date first set out above and shall continue for the life of mine unless terminated in accordance with this Section 1 (the “Term”).

1.2	The Buyer may terminate this Agreement without cause at the end of the fifth calendar year starting from January 1 of the first year after the year in which the Seller commences Commercial Production at the Mine (the period from January 1 of the first year after the year in which the Seller commences Commercial Production until the end of the fifth calendar year after the year in which the Seller commences Commercial Production is defined as the “Initial Term”), by providing written notice to the Seller not less than twelve months’ prior to the end of the Initial Term. Thereafter, the Buyer may terminate this Agreement at the end of any subsequent calendar year (each such calendar year a “Renewal Period”), by providing written notice to the Seller not less than twelve months prior to the end of the applicable Renewal Period. For purposes of this Agreement, commencement of commercial production shall mean the first day of the month next succeeding the first month in which the Mine is producing an average of 45 DMT per day of Concentrate meeting the Specifications (“Commercial Production”); provided however, the Buyer shall have the right, but not the obligation, to declare Commercial Production at any point following the first month in which the Mine produces an average of 45 DMT of Concentrate per day. If the Mine is producing an average of 45 DMT of Concentrate per day but the Concentrate does not meet the Specifications, the parties shall discuss in good faith changes to the pricing and other terms set out herein to accommodate the changes to the Specifications. For clarity, nothing in this section shall require the Buyer to agree to purchase Concentrate which does not substantially conform to the Specifications.

1.3	This Agreement may be terminated upon written notice to the other Party:

(a) by the Seller, if the Buyer fails to pay any amount when due hereunder and such failure continues for thirty (30) days after Buyer’s receipt of a written notice of non-payment;

(b) by the Buyer if Seller breaches subsection 12.4;

(c) by either Party if the other Party breaches subsection 10.7, 12.2 or 12.3;

(d) by either Party if the other Party materially breaches any provision of this Agreement and the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within thirty (30) days after the breaching Party’s receipt of written notice of such breach; or

(e) by either Party if (a) the other Party has instituted proceedings to be adjudicated as a voluntary bankrupt or consented to the filing of a bankruptcy proceeding against it; (b) the other Party has filed a petition or answer or consent seeking reorganization, readjustment, arrangement, compromise or similar relief under any applicable bankruptcy or insolvency laws; (c) the other Party has consented to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy, or other person with similar powers, of it; (d) a court having jurisdiction over the other Party has entered a decree or order that has not been stayed pending an appeal: (i) adjudging it bankrupt or insolvent, under any applicable bankruptcy laws; or (ii) for the appointment of a receiver or trustee in bankruptcy, or other person with similar powers, for it; or (e) any proceeding with respect to the other Party has been commenced under any applicable bankruptcy or insolvency legislation relating to a reorganization, dissolution, winding-up, liquidation or any compromise or arrangement with creditors or claimants, unless and only for so long as such involuntary proceeding is being disputed by the other Party in good faith.

1.4	Notwithstanding termination of this Agreement for any reason, the Parties shall not be relieved from any obligations or liabilities arising prior to such termination. Each Party reserves to itself all rights, counterclaims, combination of accounts, liens and other remedies and defenses which such Party has or may be entitled to (whether by operation of law or otherwise).”

1.2.	Section 4.1 of the Agreement, DELIVERY TERMS, is deleted in its entirety and replaced with the following:

“4.1	At Buyer’s option, to be declared no less than thirty (30) days prior to the month of scheduled shipment of the Concentrate from the Mine, Concentrate shall be delivered either DAP Buyer’s smelter in Trail, British Columbia, DAP Waneta, British Columbia, DAP Buyer’s warehouse in North Vancouver, British Columbia, or any other truck serviceable location (the elected delivery location to be known as the “Destination”). In the event Buyer elects to deliver Concentrate to a destination other than Trail, Waneta or North Vancouver, any additional costs as compared to delivery to Trail shall be entirely for the Buyer’s account; however, the Buyer shall still be entitled to the Freight Credit as set out in subsection 6.7 calculated as if such Concentrate had been delivered to Trail, British Columbia. All Concentrate shall be delivered in bulk in end-dump trucks suitable for discharge at the Destination.”

1.3.	Subsection 6.1 of the Agreement, is deleted in its entirety and replaced with the following:

“6.1	Buyer shall pay to Seller a purchase price (the “Purchase Price”), determined in accordance with this Section 6, in accordance with the payment terms set out in Section 7. The Purchase Price shall be:

(a) the price for payable metal contents determined in accordance with Section 6.3,

(b) less the treatment charge, including escalators and de-escalators, if any, determined in accordance with subsection 6.5,

(c) less the penalties, if any, determined in accordance with subsection 6.6

(d) less the Freight Credit determined in accordance with subsection 6.7.”

1.4.	Subsection 6.2 of the Agreement, is deleted in its entirety and replaced with the following:

“6.2	The Quotational Period for each Lot of Concentrate delivered hereunder shall be, at Buyer’s option, to be declared no later than first day of the Month of Shipment:

(i) any calendar month from the month after the month of Arrival of the Concentrate at the Destination (MAMA) to the fourth calendar month after the month of Arrival of the Concentrate at the Destination (4 MAMA); or

(ii) any calendar month from the Month of Shipment of the Concentrate (MOS) to the fourth calendar month after the Month of Shipment (MOS+4). “Arrival” shall mean the date upon which the last truck for such Lot is received at the Destination; and “Month of Shipment” shall mean the month in which the last truck for such Lot leaves the Mine.”

1.5.	Section 7.5 of the Agreement, PAYMENT TERMS, is deleted in its entirety and replaced with the following:

“7.5	Buyer has the right to set off or deduct any amounts due to Seller from any amounts due from Seller to Buyer under this Agreement or any other agreement between Seller and Buyer.”

1.6	Section 8 of the Agreement, WEIGHING, SAMPLING AND MOISTURE DETERMINATION, is deleted in its entirety and replaced with the following:

“8.	WEIGHING, SAMPLING AND MOISTURE DETERMINATION

8.1	Weighing, sampling and determination of moisture of each Lot of Concentrate shall be carried out in accordance with accepted industry standards at either the Mine or at the Destination at Buyer’s option. If weighing, sampling and determination of moisture is carried out at the Mine it shall be at Seller’s expense; if carried out at the Destination it shall be at Buyer’s expense. The dry weight and moisture so determined shall govern for the purpose of determining the final Purchase Price for each Lot.

8.2	Seller, at its own expense, shall be entitled to be represented at the discharge of the trucks, weighing, sampling and determination of moisture by an independent surveyor or representative acceptable to Buyer, such acceptance not to be unreasonably withheld. Failure of Seller’s representative to be present on any occasion after receipt of reasonable notice from Buyer shall constitute a waiver of Seller’s rights of representation on that occasion alone.

8.3	Samples from each Lot shall be divided into six (6) equal parts and distributed, at Buyer’s cost, as follows: two (2) for Seller, two (2) for Buyer, one (1) to be set aside for Umpire purposes and one (1) set aside for reserve. Seller, Umpire and reserve samples shall be sealed with Buyer’s seal. Should Seller choose to be represented, Seller may also apply its seal.”

CLAUSE 2: GENERAL

2.1	This Amendment is an integral part of the original Agreement. The Agreement remains valid and effective in all regards not altered expressly herein.

2.2	This Amendment may be executed by the Parties in any number of counterparts and may be executed and delivered originally, by facsimile or by electronic signature or transmission in Portable Document Form (“PDF”) and each such original facsimile, electronic copy or PDF copy, which so executed and delivered, shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

2.3	This Amendment and the relationship created by it is made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the day and year above written.

TECK METALS LTD.

By
Name:	Poag Graham

By
Name:	Andre Stark

By
Name:	Rick Miller
Title:	Raw Materials Manager

SILVER VALLEY METALS CORP.

By	/s/ Sam Ash
Name:	Sam Ash
Title:	President